EXHIBIT 99


February 19, 1999             Sent via facsimile


[First Name] [Last Name]
[Vendor Name]
[Address]
[City], [State] [Zip]

Dear [First Name]:

      We wanted to take this opportunity to update you on various motions the Company has filed this week with the Bankruptcy Court in Delaware. Specifically, these motions ask the Court to:

   o extend the Company's exclusive right to file a Plan of Reorganization from March 8th to June 7th and the Company's time to assume or reject real estate leases to July 7th

   o approve the amendment to the DIP financing agreement extending that agreement from the current March 5th expiration date to a new expiration date of June 7th

   o approve the Company entering into a lease for a new store located in the Los Angeles area effective March 1st

The hearing with regard to the first two motions is March 2nd while the motion on the new store lease may be granted as early as February 26th.

      You may recall the Company currently has a March 1st deadline for filing the Plan of Reorganization. On February 17th, the Bankruptcy Court approved a "bridge order" extending that deadline to March 8th in order to hear our motion on March 2nd. The Company has had preliminary discussions with the Creditors' Committee and certain significant holders of unsecured claims regarding numerous critical plan issues. Those discussions have not, however, materialized into a final plan because all parties have primarily focused their attention on financing and a turnaround of the business. We believe the extension of time will permit the Company to demonstrate the benefits of recent profit improvement initiatives and facilitate the negotiation of a consensual reorganization plan. The Creditors' Committee has advised the Company that they have no objection to the Company's motion to the Court. If, however, the Court does not grant our motion to extend exclusivity, we will be prepared to file a plan by March 8th.

      During the ninety-day extension of the DIP financing agreement, we will be taking steps to realize the cash value of the Company's real estate properties. With regard to our continuing store locations, we are presently negotiating a sale and leaseback transaction with a party concerning a majority of our continuing stores. In addition, we are presently considering offers for the bulk sale of the majority of the properties associated with the store closing announced in December, 1998. Subject to satisfactory completion of documentation and due diligence procedures, we anticipate filing motions within the next 30 to 45 days asking the Court to approve these transactions. The proceeds from these transactions are expected to be sufficient to fully repay the $58.3 million term notes and reduce our ongoing needs for revolver financing to approximately $75 million. The current outstanding indebtedness under the DIP loan is approximately $150 million. We expect to negotiate a new long-term financing agreement prior to the June 7th extended maturity date.

      The new store will represent our 17th location in the southern California market. Historically this has been a strong market for the Company and we believe the new location provides an opportunity to serve a rapidly growing area while leveraging off the advertising expenditures and sales support center operations in that market.

      We will keep you updated on the results of the hearing on March 2nd. We thank you for your continued support of the Company in its reorganization efforts and we look forward to working closely with you in improving on our mutually beneficial relationship.

Very truly yours,



Edward L. Grund                          Michael E. McCreery
Chairman & Chief Executive Officer       Sr. Vice President/Chief Financial
                                         Officer

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Disclaimer: This communication contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks, including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update and forward-looking statements to reflect events or circumstances after the date hereof.